UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 26, 2010

UV FLU TECHNOLOGIES, INC.
 (Exact Name of Registrant as Specified in Charter)

Nevada	000-53306	98-0496885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1694 Falmouth Road, Suite 147 Centerville, Massachusetts	02632-2933
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (780) 691-1188

Former name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Item 5.02	Corporate Governance Management Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Appointment of Director

On May 26, 2010, the Board of Directors of UV Flu Technologies, Inc. (the “Company”) appointed Glenn Bushee to the Board of Directors of the Company.  Mr. Bushee currently serves as Director, Chief Executive Officer, and President of Brite-Strike Tactical Illumination Products Inc. (“Brite-Strike”).  For the past 20 years, Mr. Bushee has held senior management positions for a number of organizations including Brite-Strike, 3P North America, and Sunbeam Corp.  As part of his responsibilities, he was closely involved in the ongoing product design process including extended feature developments based on marketplace demands.  For a number of years, Mr. Bushee lived in China in order to closely oversee all facets of production from design to price point.  The years spent in China provide Mr. Bushee with an extensive network of industry contacts and familiarity with several manufacturing concerns of significant interest to the Company.

The Company entered into an Asset Purchase Agreement with AmAirPure, Inc. (the “Seller”) with an effective date of November 15, 2009 (the “Agreement”), whereby the Company acquired certain of the assets of the Seller in consideration of the payment to the Seller of 15,000,000 shares of common stock of the Company.  Such shares were directly issued by the Company, at the instruction of the Seller, to the shareholders of the Seller in proportion to their ownership interest.  Mr. Bushee was a shareholder of the Seller and was issued 375,000 shares of common stock of the Company.  There have been no further related party transactions between Mr. Bushee and the Company.

Mr. Bushee has not previously held any positions with the Company.  Mr. Bushee has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  There is no arrangement or understanding between Mr. Bushee and any other persons, pursuant to which Mr. Bushee was selected as a director.  Mr. Bushee has not been named or, at the time of this Current Report, is not expected to be named to any committee of the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UV FLU TECHNOLOGIES, INC.
a Nevada Corporation

Dated: May 28, 2010	/s/ John J. Lennon
John J. Lennon
President, Chief Executive Officer and Chief Financial Officer